Exhibit 3.1

RAIT INVESTMENT TRUST

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The declaration of trust of RAIT INVESTMENT TRUST, a Maryland real estate investment trust (the “Trust”), is hereby amended by deleting existing ARTICLE II in its entirety and substituting in lieu thereof a new Article to read as follows:

“ARTICLE II

NAME

The name of the Trust is:

“RAIT Financial Trust”

Under circumstances in which the Board of Trustees of the Trust (the “Board of Trustees” or “Board”) determine that the use of the name of the Trust is not practicable, the Trust may use any other designation or name for the Trust.”

SECOND: Pursuant to Section 8-501(e)(2) of the Maryland REIT Law and Section 2-605(a) of the Maryland General Corporation Law, the amendment to the declaration of trust of the Trust as hereinabove set forth has been duly approved by the Board of Trustees of the Trust as required by law.

THIRD: The undersigned Chairman acknowledges these Articles of Amendment to be the trust act of the Trust and as to all matters or facts required to be verified under oath, the undersigned Chairman acknowledges that to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused these Articles to be signed in its name and on its behalf by its Chairman and attested to by its Assistant Secretary on this 11th day of December, 2006.

ATTEST:	RAIT INVESTMENT TRUST

/s/ Ellen J. DiStefano	By:	/s/ Betsy Z. Cohen
Ellen J. DiStefano		Betsy Z. Cohen
Assistant Secretary		Chairman